Exhibit 5.1

DLA Piper LLP (US) 500 Eighth Street, NW Washington, DC 20004

www.dlapiper.com T 202.799.4000 F 202.799.5000

November 28, 2011

Scripps Networks Interactive, Inc.

312 Walnut Street

Cincinnati, Ohio 45202

Ladies and Gentlemen:

We are acting as counsel to Scripps Networks Interactive, Inc., an Ohio corporation (the “Company”), in connection with the filing of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement registers senior debt securities and subordinated debt securities (collectively, the “Securities”). The Securities being registered under the Registration Statement will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

Unless otherwise provided in any prospectus supplement forming a part of the Registration Statement relating to a particular series of Securities, the Securities will be issued under a senior indenture or subordinated indenture, as applicable (each an “Indenture” and collectively, the “Indentures”) to be entered into between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

We have reviewed the Registration Statement, including the forms of Indentures attached thereto as exhibits, and we have reviewed originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities when issued by the Company will be valid and binding obligations of the Company, enforceable against the Company according to their terms.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal laws of the United States of America, the laws of the State of New York or the Ohio General Corporation Law that in our experience normally would be applicable to general business entities in relation to transactions of the type contemplated in the Indentures and the Securities), (b) we have assumed that the Registration Statement will be effective, (c) we have assumed that the Securities will be established, and duly executed and authenticated in accordance with the applicable Indenture and sold as contemplated by the Registration Statement, and (d) such opinion is subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether considered in equity or at law).

We have further assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws, (ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement, (iii) the terms of all Securities will conform to the forms thereof contained in the applicable Indenture and will not violate any applicable law, result in a default under or breach of any agreement or instrument binding upon the Company or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (iv) the applicable Indenture will be duly authorized, executed and delivered by the Company and the Trustee at the time of the issuance of the Securities and will conform to the form thereof contained in the Registration Statement, (v) the Securities will be issued, sold and delivered to, and paid for by, the purchasers at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (vi) the Company will authorize the offering and issuance of the Securities and will authorize, approve and establish the final terms and conditions thereof, and will enter together with the Trustee into any necessary supplemental indenture relating to the Securities and will take any other appropriate additional corporate action, (vii) the applicable Indenture will be duly qualified under the Trust Indenture Act of 1939 and (viii) certificates, if required, representing the Securities will be duly executed and delivered and, to the extent required by the applicable Indenture, duly authenticated and countersigned.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist.

The foregoing opinions is limited to those portions of the federal laws of the United States of America, the laws of the State of New York and the Ohio General Corporation Law that in our experience normally are applicable to general business entities in relation to transactions of the type contemplated in the Indentures and the Securities (including the Constitution of the State of New York and the Constitution of the Sate of Ohio and the judicial decisions interpreting the foregoing).

The opinion expressed in this letter is rendered to you as of the date hereof and with respect to such laws in effect as of the date hereof, and we assume no obligation to supplement this opinion in the event of any change in applicable law, or in the event that any laws may take effect after the date hereof, or in the event of any change in the facts upon which any of the opinions herein is based.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm, in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto, under the heading “Validity of the Securities,” as counsel for the Company who have passed on the validity of the Securities being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA PIPER LLP (US)